Exhibit 10.1


July 8, 2005


Dr. James R Akridge
4435 S. Paseo Melodoso
Tucson, AZ 95730

Reference:  Contingent Employment Offer

Dear Jim,

     The Board of Directors is pleased to extend a contingent offer of employment with you in the capacity as Chief Executive Officer of Valence Technology, Inc. (the "Company"). This letter outlines the terms of our employment offer. If it is agreeable to you, please so indicate by executing a copy of this letter in the space provided for below, and returning it to the undersigned. This offer is contingent upon the occurrence of two conditions precedent: (1) The presentation to the Board of Directors of the Company of an executed release of any non-compete obligations from Sion Power Corporation acceptable to the Company's Board of Directors; and (2) The acceptance by the Board of a signed employment offer letter from you. The key terms are as follows:

1. Capacity and Duties. You shall serve the Company as its Chief Executive Officer and shall report directly to the Board of Directors of the Company (the "Board of Directors"). Subject to the direction and control of the Board of Directors, you shall have the full authority and responsibility to operate and manage, on a day to day basis, the business and affairs of the Company, and shall perform such other duties and responsibilities as are currently prescribed by the Bylaws of the Company and which are customarily vested in the office of the chief executive officer of a corporation. You shall devote your business time, energy and efforts faithfully and diligently to promote the Company's interests. The foregoing shall not preclude you from engaging in appropriate professional, educational, civic, charitable or religious activities, provided that such activities do not interfere or conflict with your duties to the Company. Except for routine travel incident to the business of the Company, you shall perform your duties and obligations under this Agreement from an office provided by the Company in Nevada.

2. Nomination to the Board of Directors. The Company agrees to nominate you to the Board of Directors for all periods during which you serve as Chief Executive Officer of the Company. You agree to resign from the Board of Directors of the Company and each of its subsidiaries at such time as you no longer serve the Company as its Chief Executive Officer.

3. Compensation. During the term of your employment with the Company, your salary shall be at an annualized rate of two hundred fifty thousand dollars ($250,000). Commencing on July 1, 2006, and on each anniversary thereafter (each, an "Adjustment Date"), or from time to time at the sole discretion of the Board of Directors, your salary shall be reviewed by the Board of Directors and may be increased, but may never be decreased, in the sole discretion of the Board of Directors. The Company may deduct from your salary amounts sufficient to cover applicable federal, state and/or local income tax withholdings and any other amounts, which the Company is required to withhold by applicable law. In the event you or the Company terminates your employment, for any reason, you will earn the base salary prorated to the date of termination.

4. Stock Options. Upon your employment, you will receive an employee stock option in the amount of one million shares. Upon your hire date, 10% of the shares will immediately vest. The remaining shares will vest over a four year period with 25% of the remaining shares vesting on the anniversary of hire date and the remaining 75% vesting quarterly over the remaining three years. The exercise price of this option will be the closing value of Valence's stock on your first day of employment. In addition, Valence will buy out your nine month non-expiring severance agreement with Sion Power Corporation in cash upon the date of hiring--$127,500.00.

5. Benefits. During the term of your employment, if and to the extent eligible you shall be entitled to participate in all operative executive officer benefit and welfare plans of the Company then in effect ("Company Benefit Plans"), including, to the extent then in effect, group life, medical, disability and other insurance plans, all on the same basis generally applicable to the executives of the Company; provided, however, that nothing contained in this paragraph shall, in any manner whatsoever, directly or indirectly, require or otherwise prohibit the Company from amending, modifying, curtailing, discontinuing or otherwise terminating, any Company Benefit Plan at any time effective upon notification to you.

6.   Payments on Change in Control or Termination for Other than Good Cause.

     6.1 If during the first twenty four (24) months your employment under this agreement, there occurs a Change in Control (as defined in Section 6.3 below) of the Company or the Company terminates your employment for other than Good Cause (as defined in Section 6.2 below), the Company shall (a) pay to you, on the fifth day following the date on which the Change of Control or termination occurs (which for purposes of this Section 6, shall be the Termination Date), a lump sum payment of an amount equal to one hundred twenty five thousand dollars ($125,000) and (b) provide you with continued group health insurance coverage for six (6) months following the termination date, on the same terms as during your employment, provided that the Company's carrier allows for such coverage continuation. In the event the Company's carrier does not allow such coverage continuation, the Company will pay the monthly premium for group health benefits for a period of six (6) months, provided that you elect to continue such benefits and remain eligible to receive the benefits in accordance with the applicable provisions of COBRA. If your health insurance coverage included your dependents immediately prior to the Termination Date, such dependents shall also be covered at the Company's expense. In the event a Change in Control or a termination for other than Good Cause occurs following such twenty four (24) month period, you shall be entitled to receive only
          (i) your base salary then in effect, prorated to the date of termination, (ii) any benefits and expense reimbursement to which you are entitled by virtue of your employment with the Company and (iii) indemnification for acts and decisions made while in your role as Chief Executive Officer.

     6.2 For purposes of the Agreement, "Good Cause" shall mean and include termination by reason of (a) your conviction (including any plea of guilty or no contest) of (i) any felony or misdemeanor involving the embezzlement, theft or misappropriation of monies or other property of the Company and (ii) any felony involving the embezzlement, theft or misappropriation of monies or other property or crime of moral turpitude; (b) your willful and continued neglect by you of your duties as Chief Executive Officer, but only if such neglect continues for thirty (30) days following receipt by you of written notice from the Company specifying such breach and demanding that you cure such breach, and (c) your willful failure to abide by the Company's policies applicable to your employment. Any determination of existence of "Good Cause" for purposes of this Agreement may be made only by the good faith action of a majority of the Board (not including you if you are a Director) after a reasonable opportunity for you and your counsel to appear before the Board. In the event your employment is terminated in accordance for "Good Cause," you shall be entitled to receive only your base salary then in effect, prorated to the date of termination, and any benefits and expense reimbursement to which you are entitled by virtue of your employment with the Company and indemnification for acts and decisions made while in your role as Chief Executive of the Company.

     6.3 For purposes of this Agreement, "Change in Control" of the Company shall be deemed to have occurred if (a) there shall be consummated (i) any consolidation or merger of the Company into or with another Person (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act,")), if the shareholders of the Company immediately prior to such consolidation or merger (collectively, the "Company Shareholders") own less that 50% of the voting control of the surviving corporation immediately after the merger or consolidation, or (ii) any sale, lease or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; (b) any Person other than Carl Berg or any entity owned or affiliated with him shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of voting securities of the Company representing more than fifty percent (50%) of the voting control of the Company, (c) a liquidation of the Company.

7. Business Expenses. You will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of your duties on behalf of the Company. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with the Company's policies.

8. Dispute Resolution. All disputes arising in connection with your employment shall be settled by arbitration in the county in which the principal executive offices of the Company is located at the time the dispute arises. The Company and you will execute a separate arbitration agreement in customary form evidencing such agreement.

9. Miscellaneous. Because of the nature of the Company's business, you will be required to execute a Confidentiality Agreement in the Company's standard form as a condition of your employment with the Company. The Agreement may be modified by the Company from time to time, and as a condition of continued employment you agree to execute any amended Agreement. Except as may be otherwise set forth herein, your employment with the Company will be on an at-will basis, meaning that either you or the Company may terminate the employment at any time, with or without notice, and with or without Good Cause. No employee of the Company may alter your status as an at-will employee.

10. Resignation. In the event you elect to terminate your employment and resign as the Chief Executive Officer of the Company, you agree to provide the Board of Directors with sixty (60) days advance notice of your resignation.

11. This employment offer is also contingent upon completion of Employment Eligibility Verification (I-9 Form issued by the Department of Homeland Security) and providing proof of eligibility to work legally in the United States.

     To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to the Board for their review of whether the contingent conditions have been satisfied and for final acceptance. A duplicate original is enclosed for your records. This letter sets forth the terms of your employment with the Company as of this date and supersedes any prior representations or agreements whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Board of Directors of the Company and by you. This letter agreement shall become effective upon the final acceptance date by the Board as indicated below.


Sincerely,


/s/ Stephan Godevais
---------------------------------
Stephan Godevais
Chairman of the Board



ACCEPTED AND AGREED TO:


/s/ James R. Akridge
---------------------------------
James R. Akridge
Date:
      ---------------------------



Accepted By Valence Technology, Inc.
Its Board of Directors on July 13, 2005.
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

/s/ Stephan Godevais               /s/ Bert Roberts                    /s/ Al Shugart
------------------------------     ----------------------------       ------------------------------
Stephan Godevais                   Bert Roberts                        Al Shugart



/s/ Vassilis Keramidas             /s/ Carl Berg
------------------------------     ---------------------------
Vassilis Keramidas                 Carl Berg


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